Exhibit 99.1

NEWS RELEASE

CAI International, Inc. Celebrates 20 Years in the Container Leasing Industry

SAN FRANCISCO, August 26, 2009 — CAI International, Inc. (CAI) (NYSE:CAP) this month celebrates its 20th anniversary. The company was founded in August 1989 by the company’s Chairman of the Board of Directors, Hiromitsu Ogawa. Since its inception CAI has grown to become one of the leading companies in the container leasing business with a worldwide fleet of 769,000 TEUs of containers through offices located in 11 countries.

Masaaki (John) Nishibori, Chief Executive Officer of CAI, commented, “We are very proud of what we have accomplished over the past 20 years. Many of our employees have been with the company since its early days and remain focused on the ongoing success of our company. In 2007, CAI reached a significant milestone in becoming a public company traded on the NYSE. During our history as a private company and now as a company publicly listed, we have been and continue to be focused on creating shareholder value. We believe that our employees and long lasting customer relationships play a significant role in achieving this goal.

He continued, “We are grateful for the ongoing support of our customers, many of which have been with us since the early years of CAI’s existence. Our appreciation extends also to our shareholders, container investors, financial institutions, depot partners, and legal and accounting advisors. As CAI enters its 21st year, we look forward to enhancing these valued partnerships and to strengthening these relationships in the years to come.”

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers. As of June 30, 2009, the company operated a worldwide fleet of 769,000 TEU of containers through 13 offices located in 11 countries.

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures (including utilization rates) to differ materially from current expectations including, but not limited to, expected economic conditions, availability of credit on commercially favorable terms or at all, customer demand, container prices, lease rates, increased competition, volatility in exchange rates and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2008 and its interim reports on Form 10-Q and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:

Victor Garcia, Chief Financial Officer

415-788-0100

vgarcia@caiintl.com